AMENDED AND RESTATED SELLING AGREEMENT

Table of Contents

1. Sale of Shares	Page 2
2. Client Transactions	Page 7
3. Services to be Provided by UBS Financial Services Inc.	Page 9
4. Representations and Warranties	Page 9
5. Compensation	Page 11
6. Indemnification	Page 15
7. Treatment of Information Related to the Parties	Page 17
8. Subcontracting	Page 20
9. Amendments to Agreement	Page 21
10. Duration and Termination of Agreement	Page 21
11. Anti-Money Laundering and Reporting Responsibilities	Page 22
12. Arbitration	Page 23
13. Miscellaneous	Page 23
Exhibit A	Page A-1
Exhibit B	Page B-1
Exhibit C	Page C-1

This Amended and Restated Selling Agreement (together with all exhibits hereto and as supplemented by amendments and addendums from time to time, “Agreement”) is entered into as of December 31, 2023, by and between UBS Financial Services Inc., a Delaware corporation (“UBS-FS”), UBS Asset Management (Americas) Inc., f/k/a UBS Global Asset Management Americas Inc, a Delaware corporation (“Adviser”), and UBS Asset Management (US) Inc., f/k/a UBS Global Asset Management (US) Inc, a Delaware corporation (“Distributor”), with respect to certain of the registered investment companies distributed by Distributor and advised by Adviser (each, a “Fund” and collectively, the “Funds.” UBS-FS, Distributor and Adviser are each, a “Party”, and together the “Parties.” The Agreement shall apply to any Fund or share class specifically listed on Exhibit A. The Parties additionally agree that the Agreement is further amended effective as of March 1, 2024, to reflect the conversion of the Adviser from a Delaware corporation to a Delaware limited liability company and its renaming as UBS Asset Management (Americas) LLC.

WHEREAS, UBS-FS is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (“1934 Act”); and

WHEREAS, Distributor is the principal underwriter and distributor for the Funds, each of which is registered with the SEC as an open-end management investment company under the Investment Company Act of 1940 (“1940 Act”); and

WHEREAS, Distributor and UBS-FS entered into a Selling Agreement, dated January 1, 2015, subsequently amended, under which UBS-FS made shares of the Funds (“Shares”) available for sale to its clients; and

WHEREAS, the Parties wish to clarify that the Adviser has been a Party to the Agreement, as evidenced by its execution of the Agreement along with the Distributor, by also referencing the Adviser in the introductory sections of the Agreement; and

WHEREAS, the Parties wish to revise the terms of the distribution support payments in Section 5(b) paid by Adviser to UBS-FS effective January 1, 2024.

THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the Parties agree as follows:

1.	Sale of Shares.

(a)

UBS-FS may, in its sole discretion, make available Shares of any or all of the Funds, listed in Exhibit A and subject to the right of the Distributor or the Funds to temporarily or permanently discontinue the general offering of shares of any of the Funds; provided, however, that the Distributor will notify UBS-FS in writing at least 60 days in advance prior to discontinuing the offering of any Funds or shares offered, and provided further that the failure of the Distributor to provide such notification shall obligate the Distributor and the Funds to accept orders for such discontinued Funds or shares until UBS-FS is able operationally to cease offering the Funds or shares, which period shall not exceed 60 days. UBS-FS will have the right to discontinue the use of any Funds at any time. Distributor further agrees to update Exhibit A as necessary from time to time, and to notify UBS-FS at least 45 days in advance of the offering of a new Fund and/or new share class to be excluded from this Agreement. The notice from Distributor in the immediately preceding sentence must consist of the following: a marked current statutory prospectus, whether in paper format or electronic format, as included in the Fund’s currently effective registration statement (or post-effective amendment thereto) filed with the SEC pursuant to the Securities Act of 1933 (“1933 Act”) (“Prospectus”) or marked current statement of additional information, whether in paper format or electronic format, as included in the Fund’s currently effective registration statement (or post-effective amendment thereto) filed with the SEC pursuant to the 1933 Act (“SAI”) that indicates all changes to the Prospectus or SAI resulting from the new Funds or share classes and a cover letter describing the changes to the Prospectus or SAI. (The terms “Prospectus” and “SAI” include any information that the Fund files with the SEC under the 1933 Act as a supplement to such Prospectus or statement of additional information, respectively.) Distributor further acknowledges and agrees that it may not market or introduce any new Funds or share classes (including Funds and/or shares designed specifically for retirement plans or other specific client segment) to UBS-FS personnel (or those of its affiliates covered hereunder) until such time as UBS-FS approves (in writing) the new Fund and/or share class for distribution through its system. UBS-FS and each Fund or its transfer, shareholder servicing and/or other agent has entered into a separate written agreement (the Delegated Services Agreement dated November 13, 2002, as amended) to facilitate the transmission of information regarding such accounts directly between UBS-FS and each Fund or its transfer, shareholder servicing and/or other agent via a mutually agreed upon process. The Distributor acknowledges and agrees that UBS-FS may rely upon the availability and accuracy of Fund and Share Class specific data provided through the NSCC Profile II service. Distributor certifies to the accuracy and completeness of the data provided to and through NSCC Profile II with respect to the Funds and will make best efforts to correct and update information otherwise found to be incorrect. Distributor acknowledges and agrees that processing errors due to errors in accuracy and completeness of data provided by Distributor to and through NSCC Profile II may result in a loss to UBS-FS that will be subject to indemnification.

(b)

UBS-FS and Distributor agree that UBS-FS may sell the Shares through the wrap-fee programs sponsored by UBS-FS and listed in Exhibit B (each, a “Program” or, together, the “Programs”), which UBS-FS may amend at any time in its sole discretion upon written notice to Distributor, and subject to the compensation terms as described in Section 5 of this Agreement. UBS-FS and Distributor agree (1) that clients of UBS-FS who participate in any of the Programs (“Program Clients”) may purchase the shares of certain proprietary and nonproprietary open-end management investment companies and (2) to allow Shares that Program Clients have purchased outside the Programs to be brought within a Program, subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement will apply to the Shares and Funds in the Programs unless otherwise agreed to in writing by the Parties.

Distributor and each Fund agree that all Program-related transactions that are effected pursuant to this Agreement will be made as to all Programs (1) without any initial sales charges, loads, transaction fees, contingent deferred sales loads, or any fee charged to exchange one Fund’s Shares for Shares of another Fund, but UBS-FS will be entitled to receive services fees as set forth in Section 5 hereof, (2) for discretionary investment advisory Programs, no minimum amount will be required to make an initial or subsequent purchase or redemption of Shares (whether by direct investment or exchange), (3) for all other Programs, no minimum amount will be required to make subsequent (additional) purchase or redemption of Shares (whether by direct investment or exchange). No redemption fees will be assessed in connection with any transaction in Program accounts including any short-term redemption fees and/or any fees related to minimum holding period of Fund shares.

For the avoidance of doubt, the provisions in the immediately preceding subsections shall govern all transactions related to Program Accounts, including, but not limited to, transactions initiated pursuant to (i) the portfolio manager’s discretionary management of the accounts in each Program, (ii) automated Program services imposed at the direction of the Program Clients, and (iii) termination of Program Accounts.

UBS-FS and Distributor agree that Program Clients may be offered Shares at net asset value pursuant to this Agreement. Distributor agrees to notify UBS-FS promptly of any change to any Fund’s Prospectus or SAI that changes the requirements for offering the Shares to Program Clients at net asset value.

UBS-FS and Distributor further agree that UBS-FS may sell shares of Class P of each of the Funds to its retail brokerage clients without a sales charge, load, or 12b-1 distribution/service fee (such shares when sold to retail brokerage clients, “Clean Shares”), subject to the compensation terms set forth in Section 5 of this Agreement. UBS-FS shall be authorized to charge commissions to its clients with respect to brokerage transaction in Clean Shares. Distributor represents and warrants that it will amend each Fund’s Prospectus and/or SAI as necessary to disclose that broker-dealers may charge commissions on brokerage transactions in Clean Shares. Distributor further agrees that it will waive any minimum purchase requirements for Clean Shares purchased in brokerage accounts.

(c)

With regard to each transaction in Shares for, and any services provided to, a client: (i) UBS-FS will act solely as agent for its client, and in no circumstances will UBS-FS be authorized by this Agreement to act as agent for Distributor or for any Fund; (ii) UBS-FS will initiate transactions only upon the client’s order; (iii) Distributor will effect transactions only upon receiving instructions from UBS-FS as agent for its client; (iv) as between UBS-FS and its client, the client will have full beneficial ownership of all Shares; and (v) each transaction will be for the client’s account and not for UBS-FS’ own account, and will be without recourse to UBS-FS. UBS-FS will maintain with the Fund’s shareholder servicing or transfer agent separate accounts for each client who purchases Shares pursuant to this Agreement. Notwithstanding the foregoing, Distributor, on behalf of each Fund, hereby appoints UBS-FS as each Fund’s agent for the limited purpose of accepting orders of purchase and redemption by clients and receipt by UBS-FS shall therefore constitute receipt by the Fund of such orders for purposes of determining the net asset value at which such orders will be executed. Except as specifically set forth herein, nothing in this Agreement will be deemed or construed to make UBS-FS a partner, employee, representative, or agent of Distributor or any Fund or to create a partnership, joint venture, syndicate, or association between or among said parties. Neither this Agreement nor the performance of the services of the Parties hereunder will be considered to constitute an exclusive arrangement by either Party. Distributor understands and agrees that UBS-FS may offer the Shares pursuant to this Agreement to clients through certain affiliates and subsidiaries, provided that UBS-FS shall be responsible for and obligated by the actions of any such affiliates or subsidiaries as if they were the actions of UBS-FS itself.

(d)

UBS-FS agrees to make Shares available to its clients only at their current offering price, as determined in accordance with the Fund’s Prospectus and SAI. UBS-FS assumes no responsibility or liability for the determination of that offering price. UBS-FS agrees to deliver or cause to be delivered to each customer, at or prior to the time of any purchase of shares of a Fund, a copy of the Prospectus of the Fund, unless such

Prospectus already has been furnished to the customer. UBS-FS agrees to deliver or cause to be delivered, upon request by a customer, a copy of the SAI of the Fund. UBS-FS agrees to place orders for Fund shares only to cover purchase orders that UBS-FS has previously received from its customers. UBS-FS will not withhold placing customers’ orders so as to profit itself as a result of such withholding (for example, by a change in a Fund’s net asset value from that used in determining the offering or redemption price to UBS-FS’ customers). Notwithstanding any other provision of this Agreement, UBS-FS may assess a transaction fee against its customers upon the purchase, exchange, or redemption of Fund shares for the execution of such orders. Further, UBS-FS agrees to cooperate with reasonable efforts by Distributor or the Funds to assure themselves that UBS-FS has implemented effective compliance policies and procedures administered by qualified personnel including, without limitation: permitting Distributor and the Funds to become familiar with UBS-FS’ operations; permitting Distributor and the Funds to maintain an active working relationship with compliance personnel of UBS-FS; and making UBS-FS personnel and applicable policies and procedures, or summaries thereof, available to such audit personnel as Distributor or the Funds may designate to audit the effectiveness of its compliance controls. Distributor shall bear any expenses incurred by UBS-FS in connection with request by the Distributor or the Funds pursuant to the immediately preceding paragraph. If UBS-FS clients submit share certificates for transfer, UBS-FS, if UBS-FS accepts the certificates into custody, will deposit such certificates, properly endorsed, with the Fund or its agent in accordance with the Delegated Services Agreement, applicable NSCC rules and procedures, and any other procedures that the parties may agree upon from time to time.

(e)

Distributor agrees that it will provide UBS-FS or its designated agent with sufficient quantities of current Fund Prospectuses, including any amendments or supplements thereto, and that any updates, amendments or supplements to the Prospectuses will be provided to UBS-FS or its designated agent by Distributor at the time of any such update, amendment or supplement, with instructions to cease distribution of any prior versions of such Prospectus then in stock and to mail the updated Prospectus to all existing Fund shareholders who have not consented to electronic delivery. The cost of producing and delivering to UBS-FS or its designated agent such Prospectuses, amendments and/or supplements shall be borne by Distributor. Distributor agrees to maintain an errors and omissions insurance policy of at least $5 million and to provide certification to UBS-FS of the coverage and status of this policy. Distributor agrees to not make calculators or other tools available to UBS-FS personnel without prior written approval from UBS-FS, which UBS-FS may withhold in its sole discretion. Distributor will not accept conditional orders for Fund shares. All orders are subject to acceptance or rejection by the Distributor or the Fund in either’s sole discretion.

(f)

Distributor shall provide 60 days written notice to notify UBS-FS pursuant to the immediately following sentence of every material change in the Prospectuses or SAIs that may affect UBS-FS’ compliance with the terms of this Agreement and applicable law and regulations, including, but not limited to, changes to the terms of the share classes, NAV programs and retirement plans. This written notice shall be addressed to the address provided in Section 13 of this Agreement and shall consist of a cover letter summarizing the changes and a marked Prospectus or SAI that shows the changes.

(g)

Each Party agrees to comply with all applicable federal and state laws, rules, and regulations (“Applicable Law”), and agrees to maintain systems, procedures and/or policies in place reasonably designed to ensure that it complies with the terms of this Agreement, the Prospectus requirements, and Applicable Law. The Distributor will advise UBS-FS in writing of the states and jurisdictions in which shares of each Fund may be offered and sold either pursuant to a notice filing or other qualification for sale under, or exempt from the requirements of, applicable laws. UBS-FS agrees to make Fund shares available only to its customers who reside in such states and jurisdictions. The Distributor immediately will advise UBS-FS in writing if any such eligibility of Fund shares or sales through qualification or otherwise is terminated or if the Distributor wishes to prevent UBS-FS from placing purchase orders on behalf of its customers who reside in a particular state or jurisdiction. UBS-FS may rely solely on the Distributor’s representations regarding the registration or qualification of Fund shares. Each Party agrees to maintain its broker/dealer registration and qualifications and its Financial Industry Regulatory Authority (“FINRA”) membership in good standing throughout the term of this Agreement. Each Party agrees to notify the other promptly in the event that it ceases to be a member in good standing of FINRA or to be registered as a broker/dealer under the 1934 Act. Each Party agrees to abide by all of the rules and regulations of FINRA, including, without limitation, FINRA’s Conduct Rules; in particular, Rule 2341 thereof is deemed a part of and is incorporated by reference into this Agreement. Unless required by a Fund’s Prospectus or by any Applicable Law, certificates evidencing Shares will not be available, and any transaction in Shares will be affected and evidenced by book-entry on the records maintained by the Fund’s transfer agent.

(h)

Distributor acknowledges that UBS-FS has or may institute certain policies regarding UBS-FS’ clients and Financial Advisors establishing new mutual funds accounts on a subscription basis where UBS-FS is named the broker-dealer of record (“direct held” or “Level 0” accounts). UBS-FS reserves the right, upon proper notice to customers and Distributor, to resign as broker dealer of record on any direct-held accounts where, pursuant to terms of a UBS-FS policy, the UBS-FS financial advisor is no longer authorized to service the account. Further, Distributor will make reasonable commercial efforts to reject any new applications for direct held accounts where UBS-FS is listed as broker dealer of record, upon receipt of instruction from UBS-FS.

(i)

UBS-FS may send out periodic requests for information regarding the funds that are covered by this agreement. The Distributor will make reasonable efforts to respond to these requests within 30 days of receipt.

(j)

UBS-FS and Distributor agree that the term “Funds” used herein includes any fund specifically designed and built by the Distributor and its affiliates for UBS-FS (a “Purpose Built Fund”) and that the term “Shares” as used herein includes the shares of the Purpose Built Fund.

2.	Client Transactions.

(a)

Orders for the purchase of Fund Shares shall be executed at the then current public offering price per share (i.e., the net asset value per share plus the applicable sales charge, if any) and all orders for the redemption of any Fund Shares shall be executed at the net asset value per share less the applicable deferred sales charge, redemption fee or similar charge or fee, if any. Specifically, orders to purchase and redeem shares of the Funds received by UBS-FS from clients prior to 4:00 p.m. Eastern Time on any day that the Funds are open for business (“Day 1”) will be transmitted to the Funds or the Transfer Agent (“TA”) for the Funds no later than 8:30 a.m. Eastern Time on the next day that the Funds are open for business (“Day 2”) (such purchases and redemptions are referred to as “Day 1 Trades”). Orders to purchase and redeem shares of the Funds received by UBS-FS from clients after 4:00 p.m. Eastern Time on Day 1, but prior to 4:00 p.m. Eastern Time on Day 2, will be transmitted to the Funds or the TA no later than 8:30 a.m. Eastern Time on the second day that the Fund is open for business following Day 1 (such purchases and redemptions are referred to as “Day 2 Trades”). Day 1 Trades will be affected at the net asset value of each Fund’s Shares calculated as of the close of business on Day 1, and Day 2 Trades will be affected as of the close of business on Day 2. Distributor agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Funds or the TA prior to the close of business on Day 1 for all purposes, including without limitation, effecting distributions.

For the avoidance of doubt, purchases and redemptions of Clean Shares will be made at the net asset value established by the relevant Fund (before imposition of any commission).

(b)

Distributor understands and agrees that UBS-FS may, from time to time, implement additional internal compliance policies that may affect, among other things, the sale of the Funds and/or shares covered hereunder. Notwithstanding any provision to the contrary, written notice of such policies and procedures will be deemed to be adequate notice to Distributor without further requirement that Distributor approve or agree to such policies or restrictions.

(c)

In the event that Adviser or Distributor detect trading patterns in the Funds that they believe indicate that one or more clients are engaged in market timing activities and so notify UBS-FS, UBS-FS will take reasonable steps to assist Adviser, Distributor or the Funds in deterring such market timing activity. Distributor acknowledges that (i) UBS-FS has adopted policies and procedures that are reasonably designed to prohibit financial advisors from engaging in or facilitating market timing or excessive trading in mutual funds and (ii) unless otherwise agreed to in writing by both Parties, UBS-FS is not obligated to monitor customer trading activity pursuant to the Fund’s market timing policies. If UBS-FS detects a pattern of purchases, redemptions and/or exchanges of shares that appears to evidence market timing, UBS-FS shall promptly notify Distributor in writing of such pattern. Distributor acknowledges that UBS-FS shall monitor purchases, redemptions and exchanges based on UBS-FS’ determination, in its sole discretion, of the definition of market timing. For the avoidance of doubt, this paragraph 2(c) shall not apply to trading in the Programs. While UBS-FS will monitor for market timing pursuant to its own parameters, the Parties acknowledge that UBS-FS provides the Distributor with sufficient information to apply their own market timing surveillance and that the ultimate responsibility for market timing monitoring is the Funds’.

(d)

UBS-FS agrees to provide certain information on the books and records of UBS-FS to the Distributor solely for the purpose of facilitating the Distributor’s and Funds’ compliance with SEC Rule 22c-2 under the 1940 Act (“Rule 22c-2”). The Distributor acknowledges and agrees that UBS-FS will only provide such information regarding a client that UBS-FS is permitted to provide without client consent under applicable laws, rules, and regulations. If the requested information is not on the books and records of UBS-FS, UBS-FS agrees to (i) provide or arrange to provide to the Distributor the requested information from shareholders who hold an account with an Indirect Intermediary; or (ii) if directed by the Distributor, block further purchases of Fund Shares from such Indirect Intermediary. In such instance, UBS-FS agrees to inform the Distributor and the Funds whether it plans to perform action (i) or (ii). Communications delivered pursuant to this Section 2(d) must be in writing and in a format mutually agreed upon by the Parties; and to the extent practicable, the format for any transaction information provided to the Distributor and the Funds shall be consistent with the NSCC Standardized Data Reporting Format. Such requests shall set forth the specific period for which transaction information is sought; however, such period may not extend earlier than one year from the date of request. The Distributor shall not request transaction information more frequently than quarterly except where an account has experienced unusual levels or patterns of volatility that appear to be inconsistent with the Distributor’s or the Funds’ established policies. The Distributor shall refrain from making unduly costly or burdensome requests pursuant to this Section 2(d). The Distributor and the Funds shall not use the information received from UBS-FS for any purpose other than to comply with Rule 22c-2, and such other applicable laws, rules, and regulations. UBS-FS, the Distributor and the Funds agree to amend this Section 2(d) to the extent necessary to conform with Rule 22c-2, as amended from time to time. For purposes of this Section 2(d), an “Indirect Intermediary” shall have the same meaning as in Rule 22c-2. The Distributor agrees to reimburse UBS-FS for reasonable costs associated with complying with such requests.

3.	Services to be Provided by UBS-FS.

UBS-FS agrees to distribute Fund Prospectuses, updated Fund Prospectuses, proxy materials and other shareholder communications to clients in accordance with applicable regulatory requirements, except to the extent Distributor expressly undertakes in writing to do so. In addition, UBS-FS will render or cause to be rendered ongoing services to, and maintenance of shareholder accounts for clients who hold Shares. These services may include but are not limited to:

(a)	Providing clients with SAIs, educational publications and other Fund information;

(b)	Helping clients to complete Fund forms and to designate and update dividend options, account designations, and mailing addresses;

(c)	Processing telephonic, mail and in-person inquiries regarding the Funds;

(d)	Researching and providing historical activity information about Shares for periods prior to client’s purchase of such Shares;

(e)	Coordinating bank-to-bank wire transfers in connection with transactions in Shares, on transfers for which no separate fee is charged to clients; and

(f)	Providing such other assistance and support to clients as the Parties may agree upon from time to time.

In no event shall such services include investment advice.

4.	Representations, Warranties and Acknowledgements.

(a)	Each of the Parties hereto hereby represents and warrants to each other Party that:

(i)	the person executing this Agreement on behalf of each Party is duly authorized to execute and deliver this Agreement on behalf of the Party; and

(ii)

it has, in connection with the agreement to pay the Distribution Support Fee taken all steps necessary to comply with regulatory and disclosure requirements regarding payment of the Distribution Support Fee.

(b)

 Each of UBS-FS and Distributor hereby represents and warrants to each other that it is in compliance with the applicable rules and regulations that apply to brokerage fee arrangements between mutual fund companies and broker-dealers, has established policies and procedures reasonably designed to ensure compliance with such applicable rules and regulations, and has distributed adequate disclosure pursuant to such rules and regulations to all recipients entitled to such information.

(c)	Distributor hereby represents and warrants to UBS-FS that:

(i)	a copy of the Fund’s Prospectus has been furnished to each customer who opens an account directly with a Fund and thereafter transfers those shares into a UBS-FS brokerage account;

(ii)	each Fund’s Prospectus contains appropriate disclosure regarding fees that may be charged by independent brokers;

(iii)

each Fund’s Shares have been registered or qualified for sale under the federal securities laws and that appropriate notice filings or other qualifications have been made under the securities laws of those states and jurisdictions in which Distributor or the Fund has advised UBS-FS that such Shares may be offered and sold, and that each Fund’s registration statement complies in all material respects with applicable regulatory and disclosure requirements, and that, absent written notice to the contrary, UBS-FS will assume that shares of each Fund are registered in every state and jurisdiction that requires registration prior to sale;

(iv)

payment of the Distribution Support Fee (as defined in Section 5) will not violate the provisions of any contracts or agreements to which it or the Funds are a Party, including without limitation any distribution arrangements between Distributor and the Funds,

(v)	it fully complies with the provisions of Rule 12b-1 of the 1940 Act;

(vi)

it has established and maintains an anti-money laundering program and/or procedures in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Bank Secrecy Act, to which it may become subject, to the extent applicable to any of Distributor’s activities under this Agreement.

In addition, Distributor acknowledges receipt of UBS-FS’ Non-Cash Compensation Policy and agrees to comply with this policy and provide prompt notice to UBS-FS if Distributor becomes aware of activity that may constitute a violation of this policy. Distributor or an affiliate is in compliance with the applicable conditions and qualifications set forth in Rule 2341(k) of the Conduct Rules of FINRA, as amended from time to time, which enable a member of FINRA to offer or sell shares of the Funds.

(vii)

Distributor acknowledges that UBS-FS intends to make Purpose Built Funds available in its discretionary advisory Programs. As such, it is likely that such investments may either, initially or from time to time, constitute a significant holding of such Funds outstanding shares resulting in UBS-FS being deemed an “affiliated person” as defined in Section 2(a)(3) of the 1940 Act. As such, neither Distributor nor any of its affiliates will, during the term of this Agreement, place trades for the purchase or sale of portfolio securities on behalf of the Purpose Built Fund with UBS-FS or any of its affiliates except as permitted under applicable law.

(d)	The Distributor hereby represents and warrants on behalf of each Fund to UBS-FS that:

i)

it has filed a notification of election on Form N-18F-1 notifying the SEC that it has committed to pay in cash all requests for redemption by any shareholder of record subject to the limitations set forth in rule 18f-1 under the 1940 Act; and

ii)

it does not have any accounts with UBS-FS where brokerage commissions as defined in FINRA Rule 2341 are generated and will not open any such accounts. It shall also use best efforts to prevent any “covered accounts” as defined in FINRA Rule 2341 to be opened at UBS-FS by the Fund’s advisor or affiliates and will promptly notify UBS-FS if any such account is opened.

(e)	UBS-FS represents and warrants to the Distributor that:

i)	it and the persons executing this Agreement on its behalf are duly authorized to execute and deliver this Agreement on behalf of UBS-FS;

ii)

it is in compliance with the applicable rules and regulations that apply to brokerage fee arrangements between mutual fund companies and broker-dealers, has established policies and procedures reasonably designed to ensure compliance with such applicable rules and regulations, and has distributed adequate disclosure pursuant to such rules and regulations to all recipients entitles to such information;

iii)

it is duly registered as a broker/dealer under the 1934 Act; that it is qualified to act as a broker/dealer in the states and jurisdictions where it transacts business; and that, to its knowledge, it is a member in good standing of FINRA; and

iv)

it has policies, procedures and internal controls reasonably designed to (i) identify frequent trading in Shares; (ii) prevent any order received by it after the close of trading on the New York Stock Exchange from being executed; and (iii) comply with all other purchase, redemption or exchange restrictions and requirements stated in the Prospectus or SAI. Upon receiving a request from the Funds, UBS-FS agrees to provide the Funds with a certificate that certifies that that it has policies, procedures and internal controls as described in the immediately preceding sentence.

5.	Compensation.

(a)

In return for providing the services set forth in this Agreement, Distributor will pay UBS-FS sales commissions and sales loads and 12b-1 asset-based service fees for assets in shares other than Clean Shares (that is, Class P shares) held in each Fund equal in amount to the percentage of net assets set forth in the Prospectus, calculated in the manner set forth in the Prospectus, and paid in the manner set forth in the Prospectus. For the avoidance of doubt, Distributor will not pay sales commissions and sales loads and 12b-1 fees on retail brokerage transactions or holdings in Clean Shares.

(b)

Adviser, either directly or through the Distributor as payor on its behalf, agrees to make certain cash payments to UBS-FS in connection with UBS-FS’ distribution of funds advised or distributed by Distributor, including without limitation the distribution of Clean Shares. These payments are in addition to any payments or compensation which UBS-FS may receive under our agreements with Distributor to distribute the Funds. Such payments would be paid in consideration of distribution, marketing support and other services (“Distribution Support Services”) to be provided to Distributor by UBS-FS. Specifically, Adviser, either directly or through the Distributor as payor on its behalf hereby agrees to pay:

i)

Fees on Program Assets: 0.15% (15 basis points) per annum of the value of the average monthly equity assets and 0.10% (10 basis points) per annum of the value of the average monthly fixed-income assets that are invested in each Fund sold through the Programs, subject to the limitations in paragraph 5(b)(iv), and , excluding shares of the UBS Ultra Short Income Fund, PACE Funds or any ultra-short bond fund onboarded by UBS-FS under this Agreement, to be computed and paid on a quarterly basis, in consideration of distribution, marketing support and other services (the “Distribution Support Fee”); and

ii)

Fees on Retail (i.e. non Program) Assets: a quarterly fee at the annual rate of 0.15% (15 basis points) of the net asset value of all equity Fund shares, other than Excluded Shares, and 0.10% (10 basis points) of the net asset value of all fixed income Fund shares, during a year that this Agreement is in effect, excluding the UBS Ultra Short Income Fund, PACE Funds, or any ultra-short bond fund onboarded by UBS-FS under this Agreement, and the sales of the Funds’ shares in the various wrap fee programs (“the Programs”), sales of money market funds and offshore funds (“Excluded Shares”), in UBS-FS Accounts as of the end of such quarter (the “Asset Base”), valued as of the close of business on the last business day of the quarter.

iii)

Fees for the UBS Ultra Short Income Fund: a quarterly fee at the annual rate of 0.05% (5.0 basis points) of the net asset value of all Ultra Short Income Fund shares held in Programs and non-Programs, to be paid in accordance with the aforesaid payment arrangements for such programs.

iv)

Fees for PACE Funds, except the PACE Large Co Growth Equity, PACE Large Co Value Equity, and PACE International Equity funds: a quarterly fee at the annual rate of 0.05% (5.0 basis points) of the net asset value of all PACE shares held in Programs and non-Programs, to be paid in accordance with the aforesaid payment arrangements for such programs. For the avoidance of doubt, the quarterly fee for the PACE Large Co Growth Equity, PACE Large Co Value Equity, and PACE International Equity strategies, across all share classes, is at the annual rate of 0.15% (15.0 basis points).

v)

Fees on UBS Government Money Market Investments Fund (PCEXX): a monthly fee at the annual rate of 0.05% (5 basis points) of applicable assets (“applicable assets” means assets other than Excluded Shares (the “UBS Government Money Market Investments Fund Fee”), during a year that this Agreement is in effect. Adviser shall, on a monthly basis, provide to UBS-FS for verification the calculation of fees paid on UBS Government Money Market Investments Fund; the Parties acknowledge that Adviser may reduce the UBS Government Money Market Investments Fund Fee as set forth in Article 5(b)(vi) below.

vi)

Notwithstanding the forgoing, Adviser may, in its sole discretion, from time to time, voluntarily waive management fees payable by UBS Government Money Market Investments Fund to Adviser and/or reimburse expenses of UBS Government Money Market Investments Fund to maintain the Fund’s yield at a particular level, to cap the level of Fund expenses or for some other business purpose (the “Voluntary Fee Waivers,” which term as used herein would also be deemed to include contractual fee waivers, such as those imposed by an annual fee waiver agreement and reflected in the fee chart included in the Fund’s “Fund summary” at the beginning of its Prospectuses). In the event a Voluntary Fee Waiver is implemented, each of the Parties agree the UBS Government Money Market Investments Fund Fee shall be calculated and payable as follows:

a)

for any month in which the aggregate amount of management fees payable by UBS Government Money Market Investments Fund to Adviser after taking into account any Voluntary Fee Waivers exceeds 0.05% (5 basis points), the UBS Government Money Market Investments Fund Fee shall be 0.05% (5 basis points) of applicable assets as set forth in Section 5(b)(v) above;

b)

for any month in which the aggregate amount of management fees payable by UBS Government Money Market Investments Fund to Adviser after taking into account any Voluntary Fee Waivers is between 0.01% (1 basis point) and 0.05% (5 basis points), the UBS Government Money Market Investments Fund Fee shall equal the amount of management fees paid by UBS Government Money Market Investments Fund to Adviser for such month; and

c)	for any month in which Adviser has waived management fees for UBS Government Money Market Investments Fund in their entirety, the UBS Government Money Market Investments Fund Fee shall be zero.

(c)

The Parties understand that the compensation described in Section 5(b) shall be paid by the Adviser and not the Funds or the Distributor. Adviser represents and warrants that such payments are made out of its legitimate profits and not out of Fund assets.

(d)

Adviser or its authorized agent will make each quarterly payment as described in this Section 5 within 30 days of the end of the applicable calendar quarter upon receipt of an itemized invoice from UBS-FS, except as otherwise discussed above with respect to UBS Government Money Market Investments Fund given that UBS-FS does not include such Fund on its quarterly itemized invoice. Additionally, for any invoiced amounts, the Adviser shall rely on UBS-FS calculations and records, except as otherwise noted above for UBS Government Money Market Investments Fund where the Adviser performs the initial calculations, which are then verified by UBS-FS. The Adviser will have seven business days to review and contest any invoices. Any invoices that are not contested within seven business days are agreed to be considered correct. The Parties agree that the Distribution Support Fee applies to all assets covered by this Agreement with the exception of purpose -built Funds in any discretionary advisory Program, Class P2 Shares of any Fund subject to this Agreement, Qualified Plan assets held at financial institutions other than UBS-FS or its affiliates, and Qualified Plan and IRA assets in the PACE Select Program and discretionary advisory Programs.

(e)

In the case of Funds whose shares are sold with a sales charge, clients may be entitled to a reduction in sales charges on purchases made under a letter of intent (“Letter of Intent”) in accordance with the Prospectus of the applicable Fund. In such case, UBS-FS’ sales commissions and reallowance will be paid based upon the reduced sales charge, but an adjustment will be made as described in the Prospectus of the applicable Fund to reflect actual purchases of the client if such client should fail to fulfill its Letter of Intent. The sales charge and/or reallowance may be changed only upon reasonable advance written notice to UBS-FS. Further, clients also may be entitled to a reduction in sales charges on purchases made through a right of accumulation in accordance with the Prospectus of the applicable Fund. Under a right of accumulation, clients are permitted to purchase shares of a Fund at the then current public offering price per share applicable to the total of (i) the dollar amount of shares then being purchased, plus (ii) an amount equal to the then current net asset value or public offering price originally paid per share, whichever is higher, of the client’s combined holdings of the shares of such Fund and of any other open-end registered investment company as may be permitted by the Prospectus of the applicable Fund. In such case, UBS-FS agrees to furnish to Distributor or the TA sufficient information to permit Distributor’s confirmation of qualification for a reduced sales charge, and acceptance of the purchase order is subject to such confirmation. Further, UBS-FS agrees to advise Distributor promptly at Distributor’s request as to amounts of any and all purchases of Fund shares made by UBS-FS, as agent for its clients, qualifying for a reduced sales charge.

(f)

For any communication to Fund shareholders that UBS-FS makes on behalf of Distributor pursuant to this Agreement, Distributor will provide UBS-FS with copies of the communications in amounts as UBS-FS may reasonably request and Distributor will reimburse UBS-FS for all reasonable out-of-pocket expenses that UBS-FS incurs in mailing such shareholder communications, including the cost of any mailing agent. In addition, Distributor will reimburse UBS-FS for any reasonable out-of-pocket costs it incurs to receive, tabulate, and transmit proxies.

(g)

Upon execution of an amendment as required under this Agreement, the Parties may change or discontinue any fee schedule or agree on a revised schedule. With respect to services provided after the effective date of any change in or discontinuance of a fee schedule, any fees will be allowable or payable to UBS-FS only in accordance with such change, discontinuance, or termination. Services provided before the effective date of any such change, discontinuance, or termination will be subject to the fee schedule that was in effect at the time the services were provided. Distributor hereby agrees to notify UBS-FS in writing of any increase in the amount of 12b-1 fees paid to UBS-FS pursuant to paragraph (a) of this Section 5.

6.	Indemnification.

(a) Distributor will indemnify and hold harmless UBS-FS, each director, officer, employee, and agent of UBS-FS, and each person who is or may be deemed to be controlling, controlled by or under common control with UBS-FS from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of Distributor, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund; (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund’s registration statement or any offering documents, sales literature, or marketing materials that Distributor, a Fund or any of their affiliates provide to UBS-FS or to Information Vendors, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any breach or violation of the representations, warranties, or covenants set forth in Exhibit C hereto; or (v) any breach or violations of the agreements contain in Paragraph 1(f); provided, however, that Distributor will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of UBS-FS or its affiliates. This right of indemnification will survive the termination of this Agreement.

(b)

Adviser will indemnify and hold harmless UBS-FS, each director, officer, employee, and agent of UBS-FS, and each person who is or may be deemed to be controlling, controlled by or under common control with UBS-FS from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of Adviser, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of a Fund; (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund’s registration statement or any offering documents, sales literature, or marketing materials that Adviser, a Fund or any of their affiliates provide to UBS-FS or to Information Vendors, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) any breach or violation of the representations, warranties, or covenants set forth in Exhibit C hereto; provided, however, that Adviser will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of UBS-FS or its affiliates. This right of indemnification will survive the termination of this Agreement.

(c)

UBS-FS will indemnify and hold harmless Distributor and Adviser and each director, officer, employee, and agent of Distributor and Adviser and each person who is or may be deemed to be controlling, controlled by or under common control with Distributor and Adviser, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney’s fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of UBS-FS, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that UBS-FS or any of its affiliates produces and provides to clients who are Fund shareholders, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that UBS-FS will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of Distributor, or Adviser, or their respective affiliates. This right of indemnification will survive the termination of this Agreement.

(c)

If any action, suit, or proceeding is initiated against any party indemnified hereunder (“Indemnified Party”) with respect to which such party intends to seek indemnification, the Indemnified Party will notify the other party (“Indemnifying Party”) of such action, suit, or proceeding promptly after service of the summons or other first legal process. Such notice will be given by a means of prompt delivery that provides confirmation of receipt to the address detailed below. The failure of the Indemnified Party so to notify the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit, or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party; failure to give prompt notice will not relieve the Indemnifying Party of any liability that it otherwise may have to the Indemnified Party. The Indemnifying Party will be entitled to assume the defense of such action, suit, or proceeding. If the Indemnifying Party elects to assume the defense thereof and retains counsel, the Indemnified Party will bear the fees and expenses of any additional counsel retained by it, unless (1) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party, (2) the Indemnified Party has reasonably concluded that there may be legal defenses available to it or other Indemnified Parties that are different from, or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to direct the defense of such action on behalf of the Indemnified Party) or (3) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party or Parties. All such fees and expenses will be reimbursed promptly as they are incurred. An Indemnifying Party will not be liable for any settlement of any action or claim effected without its written consent, or, in connection with any proceeding or related proceeding in the same jurisdiction, for the fees and expenses of more than one separate counsel for all indemnified parties, except to the extent provided herein. The Indemnifying Party will keep the Indemnified Party informed of all material developments and events relating to such action, suit, or proceeding. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it, which fees and expenses will be payable to the Indemnified Party at such intervals as the Parties may determine or upon the Indemnifying Party’s receipt of a bill related thereto.

In no case shall the indemnification provided in this Section be available to protect any person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its or his obligations or duties hereunder, or by reason of its or his reckless disregard of its or his obligations and duties hereunder.

7.	Treatment of Information Relating to the Parties.

(a)

Each Party shall safeguard and hold confidential from disclosure to unauthorized parties all “Confidential Information” of the other Parties. For purposes of this Section, the term “Confidential Information” shall mean any and all information which is in any way connected with, derived from or related to the business of a Party, including without limitation, any business and financial records, any retail or institutional customer information, computer programs, technical data, investment information, lists, compilations, compositions, programs, plans, devices, descriptions, drawings, methods, techniques, processes, designs, theories concepts or ideas, and any information relating to the pricing or marketing policies, suppliers or customers of a Party. Confidential Information shall not include information to the extent such information is (i) already known to the receiving Party free of any restriction at the time obtained, including information in the public domain; (ii) subsequently learned from an independent third party free of restriction; (iii) known through no wrongful act of either Party; or (iv) independently developed by one Party without reference to information which is confidential.

(b)

For purposes of this Section, only the officers, directors, managers and employees of Distributor, adviser, or sub-advisors of the Funds, and those of UBS-FS, including their respective accountants, auditors, service providers and attorneys, shall be authorized parties, provided those individuals have a “need to know” the Confidential Information that is consistent with their respective positions and legal obligations and responsibilities. In the event that one party (the “Disclosing Party”) is requested or required by a court of competent jurisdiction or by any regulatory body which regulates the conduct of the Disclosing Party to disclose any Confidential Information of the other party (the “Non-Disclosing Party”), the Disclosing Party shall provide the Non-Disclosing Party with prompt notice of any such request or requirement so that the Non-Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Non-Disclosing Party, the Disclosing Party is nonetheless, in the opinion of counsel, required to disclose Confidential Information, the Disclosing Party may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Disclosing Party is required to be disclosed, provided that the Disclosing Party attempts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Non-Disclosing Party, at the Non-Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(c)

Each Party further acknowledges and agrees that, in the event of a breach by it of the provisions of this Section, the other Party will suffer irreparable harm and damages and, accordingly, shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction.

(d)

Each Party acknowledges that it may receive information, including, but not limited to, certain account information, that is “non-public personal information” (“Protected Information”) under Section 248.3(t) of SEC Regulation S-P (“Reg. S-P”), in connection with the services it provides under the Agreement. Each Party acknowledges and agrees that it is prohibited from disclosing or using Protected Information except in the ordinary course of business as necessary to carry out the terms of the Agreement and in compliance with (and not in violation of) Reg. S-P, including, but not limited to, Section 248.11 of Reg. S-P, and other applicable federal and state laws and regulations regarding privacy of consumer information.

(e)

Each Party agrees that to the extent it processes Protected Information on behalf of the other Party, it shall: (i) comply with applicable laws, regulations, rules, guidelines or standards relating to data protection, banking secrecy, confidentiality, data security, data privacy or similar matters (“Data Privacy Laws”), including all express obligations of a data processor thereunder, (ii) only process Protected Information on the documented instructions of the other Party or where required by applicable law, (iii) implement appropriate technical and organizational measures to protect the Protected Information in a manner that meets the requirements of Data Privacy Laws, (iv) assist the other Party in taking any steps to ensure compliance with Data Privacy Laws, including (to the extent required by such laws) by agreeing to additional provisions or obligations proposed by the other Party in relation to the protection of personal data, (v) inform the other Party immediately on becoming aware of any Security Breach that affects relevant Protected Information, take all legally required actions to respond to such a Security Breach, and, to the extent practicably possible, keep the other Party informed of any ongoing steps taken to address and/or mitigate the impact of any such Security Breach, and (vi) indemnify the other Party against all costs, expenses (including legal expenses), damages, loss (including loss of business or loss of profits), liabilities, demands, claims, actions or proceedings, which a Party may incur arising out of any breach by the data processor of this clause.

(f)

No person is authorized to make any representations concerning shares of a Fund that are inconsistent with the Fund’s currently effective registration statement, including exhibits thereto, or in the offering documents, sales literature, and marketing materials described below. UBS-FS assumes no responsibility or liability for the representations contained in such registration statement or other materials.

(g)

UBS-FS will furnish, or cause to be furnished, to Distributor or its designee any offering documents, sales literature, and marketing materials (including materials disseminated through radio, television, or other electronic media) in which Distributor, any Fund, the Adviser or sub adviser is named, except that UBS-FS may use advertising, promotional, and other written materials relating to the availability of Shares if that material refers to the Funds or the Distributor only insofar as it includes the names of particular Funds and indicates that they are available to clients or indicates generally that UBS-FS makes available to its clients certain funds distributed by Distributor.

(h)

UBS-FS will furnish or cause to be furnished to Distributor sales material required to be furnished pursuant to this Agreement at least five Business Days prior to use, except that if an item of sales material has already been reviewed by Distributor and then is revised solely with respect to statistical data relating to the Funds, UBS-FS will furnish that material or cause it to be furnished to Distributor at least three days prior to use. (“Business Day” shall mean any day that the New York Stock Exchange is open for trading.)

(i)

No sales material that must be submitted to Distributor or its designee under this Agreement shall be used if the Distributor or its designee objects to such use within five Business Days after receipt of such material (or, with respect to previously reviewed material that is being revised solely with respect to statistical data on the Funds, within three Business Days), provided however, that such consent shall not be unreasonably withheld.

(j)

Advertising and promotional materials for the Programs also may refer generally to the availability of Shares at net asset value, “no load,” or “load waived;” provided, however, that such materials also reflect that Program Clients will be charged an account management fee in connection with their participation in either Program.

(k)

Distributor acknowledges that Distributor or the Funds or any of their affiliates may provide information about the Funds to third-party mutual fund information vendors, such as, but not limited to, Morningstar or Lipper Analytical Services, Inc. (the “Information Vendors”). Distributor will review for completeness and accuracy any and all such information provided to the Information Vendors. UBS-FS assumes no responsibility for information about the Funds available through these Information Vendors.

(l)

Neither Party will use the name of the other Party in any manner without the other Party’s written consent, except that advertising, promotional, and other written materials relating to the availability of Fund shares through UBS-FS may include the names of particular Funds that are available to UBS-FS customers or may indicate generally that UBS-FS makes available to its customers certain funds administered by the Distributor and except as required by any applicable federal or state law, rule, or regulation.

(m)

Distributor agrees to comply with the Understanding Regarding the Accuracy, Completeness and Circumstances of Providing Written Materials, attached hereto as Exhibit C, and hereby makes the representations, warranties, and covenants set forth therein which shall be deemed to continue throughout the term of this Agreement.

(n)	The provisions of this Section shall survive any termination of this Agreement.

8.	Subcontracting.

(a)

No subcontracting shall in any way relieve Distributor from its obligations to provide the services and Distributor shall at all times remain liable for any subcontractor’s performance of services under the Agreement in accordance with its terms as if such subcontractor were Distributor.

(b)	UBS-FS is not responsible for the selection, instructions to and control of the subcontractors by Distributor.

(c)	If any Distributor subcontractors have access to or the ability to access UBS Confidential Information, then Distributor shall include in any subcontract with such subcontractor:

(i)	a provision(s) requiring such subcontractor to protect UBS-FS Confidential Information to at least the same standards in accordance with the requirements of this Agreement;

(d)

Distributor shall be solely responsible for ensuring its subcontractors’ full compliance with all relevant terms and conditions of the Agreement applicable its staff. Distributor shall be solely responsible for all payments to its subcontractors including any applicable taxes. A subcontractor may not claim performance of any obligation, any taxes, compensations, expenses and similar directly from UBS-FS; vice versa UBS-FS may not claim performance directly from the subcontractor.

9.	Amendments to Agreement.

Except as otherwise provided herein, this Agreement may be amended only by an instrument in writing signed by each Party.

10.	Duration and Termination of Agreement.

(a)

This Agreement will continue in effect unless terminated as provided herein. A Party may terminate this Agreement without cause by giving the other Party sixty (60) days’ written notice of its intention to terminate. This Agreement will terminate automatically in the event of its “assignment” (as defined in the 1940 Act) and will terminate effective immediately upon notice by either UBS-FS or Distributor in the event that the Delegated Services Agreement is terminated; provided, however, that an assignment by UBS-FS to an affiliate of UBS-FS capable of providing the services contemplated herein pursuant to an internal restructuring of UBS-FS and affiliated entities will not constitute an assignment and will not require notice to, nor consent from, Distributor. Further, to the extent permitted by Applicable Law, UBS-FS may delegate any of its responsibilities hereunder. The termination of this Agreement with respect to any given Fund will not cause its termination with respect to any other Fund.

(b)

This Agreement will terminate, effective immediately upon notice of termination by the other Party, if (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against a Party; (ii) a Party files a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against a Party seeking such relief; (iii) a Party is found by the SEC, FINRA, or any other federal or state regulatory agency or authority to have committed a felony violation of any applicable federal or state law, rule, or regulation arising out of its activities in connection with this Agreement; or (iv) a Fund rescinds or removes any authority or approval necessary for Distributor to enter into this Agreement. Each Party agrees to notify the other promptly in the event of any such filing, finding of violation, or other action under this paragraph.

(c)

The failure of a Party to terminate this Agreement for a particular cause will not constitute a waiver of the right to terminate this Agreement at a later date for the same or another cause; provided, however, that any termination for an event specified above must occur within 120 days of the date on which the terminating Party receives notice of the applicable filing or finding of violation.

(d)

After the date of termination of this Agreement (“Termination Date”), the 12b-1 asset-based service fees for assets in shares other than Clean Shares held in each Fund described in Paragraph 5(a) hereof will continue to be due with respect to any Shares held by UBS-FS clients on the Termination Date for so long as such Shares are held by the client and UBS-FS continues to provide the services under this Agreement (other than services relating to shares purchased after the Termination Date). UBS-FS agrees that, in the event of termination of the Agreement as required under this Agreement, it shall provide Distributor with such reports and certificates as Distributor may reasonably request as necessary to determine that the continued payment of compensation has been calculated in accordance with this Agreement.

(e)

If UBS-FS permits a client that withdraws from a Program to move Shares held in a Program to a different UBS-FS advisory program or UBS-FS brokerage account, the payment of compensation by the Distributor to UBS-FS with respect to such shares in a brokerage account shall be governed by the applicable terms in this Agreement.

11. Anti-Money Laundering and Reporting Responsibilities.

UBS-FS represents that it maintains and implements reasonably designed policies and procedures to comply with the Bank Secrecy Act (as amended by the USA PATRIOT Act) and its implementing regulations. UBS-FS also represents that it will adopt appropriate policies, procedures, and internal controls to comply with any additional laws, rules, or regulations, to which it may become subject. UBS-FS implements a Customer Identification Program (“CIP”) on its underlying customers who invest in the Funds, which includes forming a reasonable belief as to the identity of the underlying customer and the beneficial ownership of that customer, where applicable. UBS-FS also conducts customer due diligence on its underlying customers including the collection of the customer’s source of funds and understanding the nature and purpose of the account. Enhanced due diligence is performed on customers that are determined to pose a higher risk, which includes but are not limited to Politically Exposed Persons (“PEPs”). Additionally, and in accordance with Section 356 of the USA PATRIOT Act, UBS-FS maintains a reasonably designed suspicious activity program to detect and report suspicious activity to relevant authorities.

UBS-FS represents that it is aware of and maintains reasonably designed policies and procedures to comply with the United States regulations administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorists, supporters of terrorism and other prohibited parties. UBS-FS further represents that to the best of its knowledge any entity or individual with which it transacts business (and where applicable, their beneficial owners) is: (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or any sanctions list issued by the European Union or the United Nations (collectively, the “Lists”) and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

UBS-FS represents, to the best of its knowledge, that neither it nor any of its members, partners, officers, directors, employees, agents, or other persons associated with or acting on its behalf under this selling agreement has: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act 2010, or any other bribery or corruption law that may be applicable; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

UBS-FS further represents, to the best of its knowledge, that neither it nor any of its directors, officers, agents, employees or other persons associated with or acting on behalf of UBS-FS will, directly or indirectly, use any compensation it receives pursuant to this selling arrangement to lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, to make any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value directly or indirectly to or for the benefit of any Public Official or any other Party, if such payment or benefit would or might violate the FCPA, the UK Bribery Act 2010, or the laws of any relevant jurisdiction.

12.	Arbitration.

In the event of a dispute with respect to this Agreement that the Parties are unable to resolve themselves, such dispute will be settled by arbitration before arbitrators sitting in the Borough of Manhattan, New York, New York in accordance with the then existing FINRA Code of Arbitration Procedure (“FINRA Code”). The arbitrators will act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the Parties. Their award will be final and binding between the Parties, and such award may be entered as a judgment in any court of competent jurisdiction. The Parties agree that, to the extent permitted by the FINRA Code, the arbitrators will be selected from the securities industry.

13.	Miscellaneous.

(a)	This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of choice of laws.

(b)

If any provision of this Agreement is held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of the Agreement will continue to be valid and enforceable.

(c)	The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of the Agreement or otherwise affect their meaning or interpretation.

(d)

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement, but such counterparts shall together constitute but one and the same instrument.

(e)

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement will be given in writing and delivered by (1) personal service, (2) postage prepaid mail -- return receipt requested, (3) facsimile machine or (4) a similar means of same day delivery which provides evidence of receipt (each with a confirming copy by mail as set forth herein). All notices to UBS-FS will be given or sent to its offices at:

UBS Financial Services Inc.

1000 Harbor Blvd, 3rd Floor

Weehawken, NJ 07086

Attention: Head of Mutual Fund Services

with a copy to:

UBS Financial Services Inc.

Legal Department

1000 Harbor Blvd, 8th Floor

Weehawken, NJ 07086

Attention: Retail Products Group – Non-Proprietary Mutual Funds

All notices to Distributor will be given or sent to:

UBS Asset Management (US) Inc.

787 Seventh Avenue , 13th Floor

New York, NY 10019

Attn:  Mark Carver (business matters)

Phone: 201-352-2343

Attn:  John Challice (business matters)

Phone- 212-882-5018

with a copy to:

UBS Asset Management (US) LLC

One North Wacker Drive, 31st Floor Chicago, IL 60606

Head of Registered Funds Legal

Each Party may change the address to which notices will be sent by giving written notice to the other Party.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized representative of the Parties hereto:

UBS ASSET MANAGEMENT (US) INC.

(Distributor)

By: /s/ John Challice Name: John Challice Title: Director Date: 03-05-24	By: /s/ Michael Belasco Name: Michael Belasco Title: Managing Director Date: 3-5-24

UBS ASSET MANAGEMENT (AMERICAS) LLC

(Adviser)

By: /s/ Mark Carver Name: Mark Carver Title: Executive Director Date: 3/5/2024	By: /s/ Keith Weller Name: Keith Weller Title: Executive Director Date: 3-5-24

UBS FINANCIAL SERVICES INC.

By: /s/ William Reilly Name: William Reilly Title: Director Date: 03-06-2024	By: /s/ Joseph Lupo Name: Joseph Lupo Title: Managing Director Date: 3/6/24

EXHIBIT A

Each statutory Trust listed below, together with each series thereunder now formed or formed hereafter (except not new money money market fund series):

PACE Select Advisors Trust

The UBS Funds

UBS Investment Trust (UBS US Allocation Fund)

UBS Series Fund (but only with respect to its series, UBS Ultra Short Income Fund)

Purpose Built Funds

UBS Engage Impact Fund

UBS Sustainable Development Bank Bond Fund

A-1

EXHIBIT B

The following wrap-fee programs sponsored by UBS Financial Services Inc. shall be available under this Agreement:

PACE

Strategic Advisor

Strategic Wealth Portfolio

Advisor Allocation Program

Portfolio Management Program (PMP) / Premier Portfolio Management (PPM)

UMA

Institutional Consulting Program Accounts with Wrap Fee Pricing

Any additional fee-based or wrap fee program UBS-FS may make available to clients.

B-1

EXHIBIT C

UNDERSTANDING REGARDING THE

ACCURACY, COMPLETENESS AND CIRCUMSTANCES OF PROVIDING

WRITTEN MATERIALS

UBS Financial Services Inc. and its affiliates (“UBS-FS”) have a formal policy relating to all offering documents, sales literature, and marketing materials1 of outside mutual fund products made available through UBS-FS, including all such materials distributed or made available by the mutual fund companies (“Distributor”). Therefore, all such materials must be provided in advance to UBS-FS’ Non-Proprietary Mutual Funds Department for review and approval before use, and all such materials must be up-to-date as of the time they are distributed or made available by Distributor to UBS-FS personnel, including, but not limited to, UBS-FS’ employees, agents, and representatives. In addition, for all such materials that Distributor distributes or makes available to UBS-FS personnel, Distributor represents, warrants, and covenants now and in the future that:

1.  Public Materials: All materials intended for public dissemination which are distributed or made available by Distributor to UBS-FS personnel have been submitted to and cleared by the United States Securities and Exchange Commission or the Financial Industry Regulatory Authority (“FINRA”), as appropriate for use by a FINRA member, and comply with applicable laws, rules, and regulations.

2.   Continuing Compliance: Distributor acknowledges that the distribution to UBS-FS personnel of the above-referenced materials that are not in compliance with the above statements is strictly prohibited, and Distributor acknowledges that UBS-FS is relying on Distributor fulfilling Distributor’s obligations and agreements hereunder. Further, Distributor will take all reasonable actions to prevent the distribution to UBS-FS personnel of any such materials that are inconsistent with these representations.

1   Sales literature, marketing materials and “Internal Use Only” documents include, but are not limited to: broker-dealer kits; brochures; newsletters; advertisements; documents regarding sales promotions or contests; questions and answer sheets; scripts; speech outlines or other public presentations; prospecting or solicitation letters; slide presentations; audiotapes and videotapes; columns prepared for outside publications; reprints or excerpts from published materials; and any documents or materials adapted from the above materials.

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